EXHIBIT 16.1

NEXT GENERATION MANAGEMENT CORP.

44715 Prentice Dr, Unit 973

Ashburn, Virginia 20146

Via Electronic Mail

Fiondella, Milone & LaSaracina, LLP

300Winding Brook Dr.

Glastonbury, CT 06033

Re:       Next Generation Management Corp. (the "Company")

Dear Sir or Madam:

Please be advised that the Board of Directors of the Company has elected to terminate your services as the independent auditor for the Company. Enclosed herewith, please find a draft of the Form 8-K Current Report which we intend to file with the Securities and Exchange Commission. We hereby request that you provided us with an executed version of Exhibit 16.1 to the Form 8-K which is attached hereto for your convenience.

Sincerely,

/s/ Darryl Reed
Darryl Reed, CEO

Attachment

Fiondella Milone & LaSaracina LLP

300 Winding Brook Drive

Glastonbury, CT 06033

Securities and Exchange Commission

100 F Street, N.W.

Washington, DC 20549-7561

Dear Sir/Madam:

We have read Item 4.01 of Next Generation Management Corp.’s (f/k/a Next Generation Energy Corp.) (The “Company”) Form 8-K dated February 12, 2016, and are in agreement with the statements relating only to Fiondella Milone & LaSaracina LLP contained therein. We have no basis to agree or disagree with other statements of the Company contained therein.

Very truly yours,

/s/ Fiondella Milone & LaSarcina LLP

Fiondella Milone & LaSaracina LLP Glastonbury, CT